ePlus Reports Fiscal Year 2008 Financial Results
Total Revenues Increased 7.3% to $849.3 Million
Net Income Decreased 5.9% to $16.4 Million

HERNDON, VA – July 3, 2008– ePlus inc. (OTC: PLUS - news), announced record revenues for its fiscal year ended March 31, 2008 (“FY08”).  Revenues during FY08 increased 7.3% to $849.3 million from $791.6 million for the prior fiscal year (“FY07”).  The Company recorded net earnings of $16.4 million, as compared to net earnings of $17.4 million in FY07.  Basic and diluted earnings per share in FY08 were $1.99 and $1.95, respectively, as compared to $2.11 and $2.04, respectively, in FY07.  The prior year’s financial results included patent settlement revenue of $17.5 million.

Financial Results for the Fiscal Year and Quarter Ended March 31, 2008

The increase in total revenues for FY08 is primarily the result of a 4.3% increase in sales of product and services to $731.7 million, as compared to $701.2 million in the prior fiscal year, and a 921.2% increase in sales of leased equipment from $4.5 million to $45.5 million, offset by a reduction in patent settlement income from $17.5 million in FY07 to $0 in FY08.  Sales of product and services represented 86.1% of total revenue for FY08 as compared to 88.6% the prior year, and gross margin on sales of product increased to 11.8% for FY08 from 11.2% in FY07.  A substantial portion of sales of product and services are from sales of Hewlett Packard and Cisco products, which represented approximately 22% and 38% of sales, respectively, in FY08, as compared to 24% and 32%, respectively, in FY07.

In FY08, lease revenues increased 1.4% to $55.5 million from $54.7 million for the prior fiscal year.  The net investment in leased assets was $157.4 million as of March 31, 2008, a 27.5% reduction from $217.2 million as of March 31, 2007.  This decrease was primarily due to a reduction in direct financing and operating leases portfolio resulting from the sale of lease schedules, terminations and normal pay down of leases during the year.  Fee and other income was $16.7 million, an increase of 21.7% over the prior fiscal year.

Cost of sales, product and services increased 3.7% to $645.4 million in FY08 as compared to $622.5 million in the prior fiscal year. This increase corresponds to a similar increase in sales of product and services.  Cost of sales, leased equipment, increased 902.3% to $43.7 million during the year, from $4.4 million in FY07.  This increase corresponds to the increase in sales of leased equipment to non-lessee third parties in the financing business unit.  Direct lease costs increased 3.3% to $21.0 million for FY08, as compared to $20.3 million for the prior fiscal year. The largest component of direct lease cost is depreciation associated with operating leases.  Although the investment in operating leases decreased at March 31, 2008 as compared to the prior year, the addition of larger new equipment leases contributed to higher depreciation.

Professional and other fees decreased 20.3% to $12.9 million in FY08.  This decrease is due to higher expenses incurred in the year ended March 31, 2007 related to a patent lawsuit and an investigation of stock option grants commenced by the Audit Committee, as previously disclosed in the Company’s Form 10-K for the year ended March 31, 2007.  The decrease was partially offset by an increase in audit fees and legal fees during the year ended March 31, 2008.

Salaries and benefit expenses increased 2.0% to $72.3 million in FY08, primarily due to the recognition of share-based compensation expense of $1.6 million incurred relating to the cancellation of 450,000 options during the first quarter of fiscal year 2008, as previously disclosed.  This amount is partially offset by a reversal of payroll taxes, interests and penalties of $243 thousand due to the expiration of statue of limitations.  The Company employed 658 people as of March 31, 2008 compared to 649 people as of March 31, 2007.

General and administrative expenses decreased 6.7% to $16.0 million for FY08 as compared to the prior fiscal year.  This decrease is driven by increased efficiency in spending controls coupled with costs related to lawsuit settlements that was incurred in the prior fiscal year.

Interest and financing costs decreased 19.8% to $8.1 million for the year, due to an decreased balance of recourse and non-recourse notes payable.  Non-recourse notes payable decreased 36.7% to $93.8 million for FY08 as compared to the prior fiscal year, due to a net reduction of 185 leases in the debt portfolio during the year, combined with a normal reduction in principal and interest, and partially offset by new leases.

Basic and diluted weighted average common shares outstanding for the year ended March 31, 2008 were 8,231,741 and 8,378,683, respectively.  For the year ended March 31, 2007, the basic and diluted weighted average common shares outstanding were 8,224,929 and 8,534,608, respectively.

For the quarter ended March 31, 2008, the Company recorded net earnings of $2.7 million, as compared to net earnings of $1.9 million in the prior year’s quarter.  Basic and fully diluted earnings per share for the fourth quarter of fiscal year 2008 were $0.34 and $0.32, respectively, as compared to $0.24 and $0.23, respectively, for the same quarter in FY07.  Revenues for the quarter increased 3.7% to $187.2 million, from $180.5 million recorded in the prior year’s quarter.

At March 31, 2008, the Company had cash and cash equivalents of $58.4 million and total stockholders’ equity of $163.7 million, as compared to $39.7 million and $146.2 million, respectively, at March 31, 2007.  Total assets decreased 9.2% to $379.7 million at March 31, 2008 as compared to $418.1 million at March 31, 2007.  The Company did not purchase any common stock during FY08.

Percentage changes stated above are calculated on actual numbers from the financial statements, not on the rounded numbers used herein.  Investors are encouraged to read the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008.  Copies are available at http://www.eplus.com/ or http://www.sec.gov/, or by contacting the Company at info@eplus.com or (888) 482-1122.

About ePlus inc.

ePlus is a leading provider of technology solutions.  ePlus enables organizations to optimize their IT infrastructure and supply chain processes by delivering world-class IT products from top manufacturers, professional services, flexible lease financing, proprietary software, and patented business methods.  Founded in 1990, ePlus has more than 650 associates in 30+ locations serving more than 2,500 customers.  The Company is headquartered in Herndon, VA.   For more information, visit http://www.eplus.com/, call 888-482-1122, or email info@eplus.com.

ePlus® and/or other ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc.

Note:  Statements in this press release, which are not historical facts, may be deemed to be "forward-looking statements.”  Actual and anticipated future results may vary due to certain risks and uncertainties, including, without limitation, the effects of the delisting of the Company’s common stock from The Nasdaq Global Market and the quotation of the Company’s common stock in the “Pink Sheets,” including any adverse effects relating to the trading of the stock due to, among other things, the absence of market makers; the timing of our ability to re-apply to list our shares of common stock on The Nasdaq Global Market; the effects of any lawsuits or governmental investigations alleging, among other things, violations of federal securities laws, by the Company or any of its directors or executive officers; the existence of demand for, and acceptance of, our services; our ability to hire and retain sufficient personnel; a decrease in the capital spending budgets of our customers; our ability to protect our intellectual property; the creditworthiness of our customers; our ability to raise capital and obtain non-recourse financing for our transactions; our ability to realize our investment in leased equipment; our ability to reserve adequately for credit losses; fluctuations in our operating results; and other risks or uncertainties detailed in our SEC filings.

All information set forth in this release and its attachments is as of July 3, 2008.  ePlus inc. undertakes no duty to update this information.  More information about potential factors that could affect ePlus inc.’s business and financial results is included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008 under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which is on file with the SEC and available at the SEC’s website at http://www.sec.gov/.

ePlus inc. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of	As of
	March 31, 2008	March 31, 2007
ASSETS	(in thousands)

Cash and cash equivalents	$58,423	$39,680
Accounts receivable—net	109,706	110,662
Notes receivable	726	237
Inventories	9,192	6,851
Investment in leases and leased equipment—net	157,382	217,170
Property and equipment—net	4,680	5,529
Other assets	13,514	11,876
Goodwill	26,125	26,125
TOTAL ASSETS	$379,748	$418,130

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Accounts payable—equipment	$6,744	$6,547
Accounts payable—trade	22,016	21,779
Accounts payable—floor plan	55,634	55,470
Salaries and commissions payable	4,789	4,331
Accrued expenses and other liabilities	30,372	25,960
Income taxes payable	-	-
Recourse notes payable	-	5,000
Non-recourse notes payable	93,814	148,136
Deferred tax liability	2,677	4,708
Total Liabilities	216,046	271,931

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY

Preferred stock, $.01 par value; 2,000,000 shares authorized; none issued or outstanding	-	-
Common stock, $.01 par value; 25,000,000 shares authorized;11,210,731 issued and 8,231,741 outstanding at March 31, 2008 and 11,210,731 issued and 8,231,741 outstanding at March 31, 2007	112	112
Additional paid-in capital	77,287	75,909
Treasury stock, at cost, 2,978,990 and 2,978,990 shares, respectively	(32,884)	(32,884)
Retained earnings	118,623	102,754
Accumulated other comprehensive income—foreign currency translation adjustment	564	308
Total Stockholders' Equity	163,702	146,199
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$379,748	$418,130

ePlus inc. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended March 31,
	2008	2007

	(amounts in thousands, except per share data)

Sales of product and services	$731,654	$701,237
Sales of leased equipment	45,493	4,455
	777,147	705,692

Lease revenues	55,459	54,699
Fee and other income	16,699	13,720
Patent settlement income	-	17,500
	72,158	85,919

TOTAL REVENUES	849,305	791,611

COSTS AND EXPENSES

Cost of sales, product and services	645,393	622,501
Cost of leased equipment	43,702	4,360
	689,095	626,861

Direct lease costs	20,955	20,291
Professional and other fees	12,889	16,175
Salaries and benefits	72,285	70,888
General and administrative expenses	16,016	17,165
Interest and financing costs	8,123	10,125
	130,268	134,644

TOTAL COSTS AND EXPENSES (1)	819,363	761,505

EARNINGS BEFORE PROVISION FOR INCOME TAXES	29,942	30,106

PROVISION FOR INCOME TAXES	13,582	12,729

NET EARNINGS	$16,360	$17,377

NET EARNINGS PER COMMON SHARE—BASIC	$1.99	$2.11
NET EARNINGS PER COMMON SHARE—DILUTED	$1.95	$2.04

WEIGHTED AVERAGE SHARES OUTSTANDING—BASIC	8,231,741	8,224,929
WEIGHTED AVERAGE SHARES OUTSTANDING—DILUTED	8,378,683	8,534,608

(1)	Includes amounts to related parties of $1,052 thousand and $964 thousand for the years ended March 31, 2008 and March 31, 2007, respectively.

Contact:	Kley Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150